Exhibit 10.37
Protolabs Annual Incentive Plan
Overview:
This Annual Incentive Plan (“AIP”) of Proto Labs, Inc. (the “Company”) is designed to motivate and reward employees for driving the achievement of the Company’s annual priorities and strategies associated with running and growing the business. Any payouts under the AIP are paid as cash bonuses based on achievement of specified performance metrics.
The Compensation and Talent Committee of the Board of Directors (the “Committee”), with respect to executive officers, and the Chief Human Resources Officer and the Chief Financial Officer, with respect to other eligible employees of the Company, shall be the “Plan Administrator” of the AIP.
The AIP shall be applicable to a performance period of a calendar year (also referred to herein as the “plan year” or the “year”), beginning with 2026 The Plan Administrator shall determine the performance metrics and weightings for each plan year, as further described below.
Eligibility, Participation and Payouts:
•Eligibility: All full-time and part-time employees who are employed on or before October 31 of the applicable plan year are eligible to participate in the AIP, other than as provided immediately below.
oInterns, co-ops, or temporary employees are not eligible for the AIP.
oDirect labor manufacturing employees are not eligible for the AIP.
oEmployees who are on a sales commission or employees on another incentive plan or program that are below the senior leadership level are not eligible for the AIP.

•Participants: Only those eligible employees as defined above and who are designated by the Plan Administrator as a participant in the AIP shall be a participant in the AIP.

•Payouts: As a condition to receiving any payouts under the AIP, a participant must be employed on the day of the payout (in an active or approved leave of absence status) and must be in good standing (as determined by the Plan Administrator) at the time of the payout, except in the case of a reduction in force, retirement, death or disability as provided below.
oEmployees with a break in service, including a break in employment or on an unpaid leave, during the applicable plan year will remain eligible to receive a bonus based on actual performance and prorated based on active employment during that plan year.
oAny payout amount for employees who begin employment during the applicable plan year will be prorated based on active employment during that plan year.
oEmployees with a job change in AIP eligible status will be prorated based on the portion of the plan year in months that the employee was a participant in the AIP (partial months will be included as a full month for payout calculation purposes).
oNotwithstanding anything in this AIP to the contrary, if a participant’s employment with the Company terminates prior to the payout date by reason of a reduction in force, retirement, death or disability, in each case, as determined by the Plan Administrator, such participant will be eligible to receive a payout on a prorated basis, based on the portion of the plan year the employee was a participant in the AIP. The bonus amount will be determined based on final year-end performance and paid on the same schedule as the annual payout to other participants in the AIP, but in no event later than March 15 of the calendar year following the end of the performance period to which the bonus relates for US employees.

Target Payout Opportunity:
•The Plan Administrator shall determine the target payout opportunity, expressed as a percentage of eligible earnings, for each participant in the AIP. Eligible earnings include any pay for hours worked and approved paid time off received through Protolabs payroll, subject to statutory interpretation by country.
•The target payout opportunity is calculated based on eligible earnings received during active employment within the plan year.
•If there is a change in the target payout opportunity percentage during the plan year, the target percentage in effect as of November 1 of the plan year is the percentage that shall be used in calculation of the bonus amount.
Performance Period:
•The performance period for this AIP is January 1 to December 31 of the plan year.
Performance Metrics, Bonus Plans and Payout Ranges:
1.The AIP has two performance components, one of which is based on Company performance (70%) and the other of which is based on individual performance (30%)*.
2.For the Company performance component, each participant will be subject to the performance metrics under one of the bonus plans (each, a “Bonus Plan”), as set forth on Appendix A.
oThe performance goals under each Bonus Plan, as well as the related payout opportunity (ranging from 20% to 200% of target), will be set forth on Appendix A for each plan year, as determined by the Plan Administrator.
3.Following the completion of the plan year, the Plan Administrator will review actual Company performance against the Company performance goals and determine the percentage achieved, if any, against target. If threshold financial performance is not achieved, the plan will not fund AIP payouts.
oFor executive officers, such result will constitute the calculated payout amount, subject to adjustment by the Committee.
oFor non-executive officers, such result will constitute the Calculated Funding Amount, and:
70% of the Calculated Funding Amount will be payable as the Company performance component of the AIP (the “Payable Company Component”) and
30% of the Calculated Funding Amount (the “Eligible Target Individual Component”) will be eligible for payout at 0%-150% of such amount based on individual performance as determined by the Plan Administrator, as the individual performance component of the AIP.
*Executive officers’ payouts under the AIP exclude the individual performance metric and are based solely on Company performance

Payout Calculation:
•Payouts will be calculated based on the following formula (with executive officers’ payouts to be determined by the Company performance portion):
Payout Example in USD (for illustrative purposes only):
•Participant with eligible earnings of $90,000
•Target award is 10% of participant’s eligible earnings = $9,000
•The Company Revenue performance achieves 80% bonus attainment
•The Company Margin performance achieves 100% bonus attainment
•Individual component is 90% based on individual performance as determined by the participant’s manager during the end of year performance and salary review process.
Company Performance
Revenue Component (75% of Company performance)
Revenue = Target Award ($9,000) x Revenue % Achieved (80%) x Revenue Weighting (75%)
Revenue = $5,400
Margin Component (25% of Company performance)
Margin = Target Award ($9,000) x Revenue % Achieved (100%) x Margin Weighting (25%)
Margin = $2,250
Total Company Performance = $5,400 (Revenue) + $2,250 (Margin) = $7,650

Calculated Funding Amount = $7,650
    Payable Company Component (70%) = $5,355
    Eligible Target Individual Component (30%) = $2,295

Individual Performance
Individual Performance Achievement (“IPA”)
IPA = Eligible Target Individual Component ($2,295) x Individual Performance % Achieved (90%)
IPA = $2,065

Total AIP Payout = $5,355 (Company) + $2,065 (Individual) = $7,420 (97% of Calculated Funding Amount)

Annual Payout:
•Annual bonuses will be distributed in a lump sum cash payment, less applicable taxes and withholding. The bonus amount will be determined based on final year-end performance and paid on the same schedule as the annual payout to other participants in the AIP, but in no event later than March 15 of the calendar year following the end of the performance period to which the bonus relates in the US. Non-U.S. country bonuses will be paid in conjunction with the March payroll in that country.
Plan Administration:
•The Plan Administrator is responsible for administering this AIP. The Company reserves the right, without limitation, to interpret and implement this AIP.
•Any disputes or interpretations of this AIP will be resolved by senior management or the Committee.
•The Plan Administrator maintains discretionary authority under the AIP to make final determinations as to whether and to what extent to pay amounts to participants for a plan year, including if the minimum goals and/or financial performance are met.
•The Plan Administrator also has final approval over the award any participant may receive for the plan year and may adjust the award for any participant up or down (including to $0) in its total discretion.
Clawback:
•All payments under the AIP are subject to potential forfeiture or recovery by the Company in accordance with any compensation forfeiture or recovery policy adopted by the Board or the Committee, including but not limited to, a policy adopted in response to the requirements of Section 10D of the Exchange Act, the Securities and Exchange Commission’s final rules thereunder, any listing rules of any national securities exchange on which the Company’s stock is then listed, other rules and regulations implementing the foregoing, or as otherwise required by law or stock exchange rules, as such policy or policies may be in effect from time to time.
No Right to Employment or Awards:
•Nothing in this AIP will confer upon any person the right to continue in the employment of the Company or any affiliate, nor affect the right of the Company or any affiliate to terminate the employment of any participant. The inclusion or selection of any particular individual or position to be eligible to receive an award for any plan year will not require the selection of such particular individual or position for any subsequent plan year, and, if such individual or position is subsequently selected, will not require that an award of the same amount be provided to the participant(s) for a subsequent plan year.
Amendments and Termination:
•The Committee reserves the right to amend this AIP from time to time in whole or in part and for any reason without the consent of any participant. The Committee may, in its discretion, terminate the AIP at any time for any reason.